EXHIBIT 10.1

MUTUAL RELEASE AGREEMENT

I understand that my position with Diedrich Coffee, Inc. (the “Company”) terminated effective December 13, 2005 (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (this “Agreement”), the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Chief Executive Officer Employment Agreement, entered into as of April 24, 2003, between myself and the Company and the Laverty Stock Option Agreement and Plan (the “Laverty Option Plan”). I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I agree not to use or disclose any of the Company’s proprietary information without written authorization from the Company, to immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control, and to release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. The Company hereby releases you, Roger M. Laverty (“Laverty”), from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date of this Agreement. The general release given by each party hereto includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. Neither release is intended to release any claims that Laverty or the Company has or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my employment agreement and the Laverty Option Plan which constitute a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Agreement. In releasing claims unknown to Laverty and the Company at present, each party hereto is waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company (“Effective Date”).

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

NOW, THEREFORE, the parties below have executed this Agreement as of the date first written above.

/s/ Roger M. Laverty
Roger M. Laverty

DIEDRICH COFFEE, INC.

By:	/s/ Paul C. Heeschen
Paul C. Heeschen Chairman of the Board of Directors